INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Morgan Grenfell SMALLCap Fund, Inc.:

     We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Morgan Grenfell SMALLCap Fund, Inc. as of December 31, 1997, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended December 31, 1997, and the financial highlights for each of the years in the ten-year period ended December 31, 1997 and for the period May 6, 1987 (commencement of operations) through December 31, 1987. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statement as financial highlights referred to above present fairly, in all material respects, the financial position of Morgan Grenfell SMALLCap Fund, Inc., as of December 31, 1997, the result of its operations for the year then ended, changes in its net assets for each of the year in the two-year period ended December 31, 1997 and the financial highlights for each of the years in the ten-year period ended December 31, 1997, and for the period May 6, 1987 (commencement of operations) through December 31, 1987, in conformity with generally accepted accounting principles.



                                                  /s/ KPMG PEAT MARWICK LLP

New York, New York
February 15, 1998